February 23, 2016


First Trust Exchange-Traded Fund IV
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


    Re: Fee Wavier Extension Letter for First Trust Enhanced Short Maturity ETF (the "Fund"), a series of First Trust Exchange-Traded Fund IV (the "Trust")

Ladies and Gentlemen:

    Reference is hereby made to that certain Fee Waiver Agreement between the Trust, on behalf of the Fund, and First Trust Advisors L.P., the investment advisor to the Fund (the "Advisor"), dated as of August 1, 2014 and the Second Fee Waiver Agreement between the Trust, on behalf of the Fund, and the Advisor, dated as of October 29, 2014 (collectively, the "Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

    The Advisor hereby agrees to waive investment management fees otherwise payable to it by the Fund in the total amount of 0.20% of the Fund's average daily net assets (the "Waived Amount") and that the Waiver Term shall continue until March 1, 2017. The parties hereby acknowledge that with the exception of the Waived Amount and the Waiver Term, the Agreement shall remain in full force and effect.

                                                Very Truly Yours,

                                                FIRST TRUST ADVISORS L.P.


                                                /s/ James M. Dykas
                                                --------------------------------
                                                James M. Dykas
                                                Chief Financial Officer



AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund IV,
on behalf of First Trust Enhanced
Short Maturity ETF


/s/ Donald P. Swade
--------------------------------------
Donald P. Swade
Treasurer, Chief Financial Officer and
Chief Accounting Officer